Exhibit 10.1

April 30, 2004

Mr. David G. Ludvigson

19431 San Marcos Road

Saratoga, CA 95070

Dear David:

On behalf on Nanogen Inc. (“Nanogen”), I am pleased to revise your employment arrangement and offer you the position of President and Chief Operating Officer with Nanogen Inc. on the terms outlined in this letter effective as of June 1, 2004.

You will be located in our San Diego office, and as President and Chief Operating Officer, will be responsible for all business activities for Nanogen. You will continue to devote your full-time efforts to these responsibilities and you will be compensated at an annual base rate of $300,000 per annum payable in equal, semi-monthly increments. You will continue to report to me in my role as CEO of Nanogen.

As President and Chief Operating Officer, you will continue to be a participant in Nanogen’s Executive Incentive Compensation Plan. As part of this plan, you will be eligible for an annual bonus of up to 55% of your annual salary composed as follows: you may earn up to 30% of your annual salary, based on annual milestones as mutually agreed upon between you and me, subject to Board of Directors’ approval; you may also earn up to 25% of your annual salary, based solely on the discretion of the Board of Directors.

As a regular employee of Nanogen, you will continue to participate in Company-sponsored benefits. At present, these include full medical, dental, life and long-term disability insurance coverage for yourself with the option to include your family with a minimal contribution. In addition, you will continue to be eligible to participate in our 401(k) plan and our 125 Flexible Benefits Program. You will be entitled to four weeks annual vacation.

Upon approval of the Nanogen Compensation Committee, you will be entitled to purchase 300,000 shares of Nanogen common stock at fair market value, as determined by the closing price of Nanogen common stock on such date of approval. The purchase will be made through either the signing of Nanogen’s current form of Stock Purchase Agreement or Stock Options Agreement as provided in Nanogen’s Stock Options Plan. These shares shall vest ratably on a monthly basis over the four-year period starting on the date of approval by the Compensation Committee. Vesting of the shares will be accelerated in the event of a change of control of Nanogen, as defined in this letter.

In recognition of your efforts and new role, Nanogen will pay you a one-time bonus of $150,000 upon approval by the Compensation Committee of the Board of Directors. This bonus shall be taxable to you and shall not be considered or offset to any degree by Nanogen in determining relocation expense reimbursement or bonuses to be paid under Nanogen’s Executive Incentive Compensation Plan.

As part of this arrangement, you will be expected to relocate to the San Diego area. Reimbursement of your relocation expenses shall be in accordance with the Nanogen Executive Relocation Policy.

Effect of Change in Control

Transaction Bonus. In the event of a transaction involving a Change in Control, in a transaction approved by the Company’s Board of Directors, which transaction results in the receipt by the Company’s stockholders of consideration with a value representing, in the sole judgment of the Board of Directors, a significant premium over the average of the closing prices per share of the Company’s common stock as quoted on the Nasdaq National Market for 20 trading days ending one day prior to the public announcement of such transaction (a “Change in Control Transaction”), you shall be paid a Transaction Bonus at the closing of such a transaction in the amount equal to two (2) times 50% of your Base Salary in effect immediately preceding the closing of such a transaction. You shall also be paid said Transaction Bonus if the Company enters into a transaction approved by the Board of Directors which is not a Change in Control Transaction, but which, nonetheless, involves a significant change in the ownership of the Company or the composition of the Board of Directors of the Company, and which results in significant additional value for the Company’s stockholders, as determined by the Board of Directors in its sole discretion and as specifically designated a significant event by the Board of Directors. In the event you receive a Transaction Bonus, no bonus under the Executive Incentive Compensation Plan will be paid to you in the year in which such Transaction Bonus is paid.

Vesting of Stock Options. If the Company enters into a transaction which is a Change in Control Transaction, then all of your stock options received before the date of the transaction shall become exercisable in full and all of the shares of the common stock of the Company awarded to you under the Company’s 1997 Stock Incentive Plan (or any subsequent plan) shall become fully vested. If the Company enters into a transaction which is not a Change in Control Transaction but which is a Significant Event, then the Board of Directors may, in its sole discretion, determine that all, or a portion, of the Executive’s stock options received before the effective date of the transaction shall become exercisable in full and all, or a portion, of the shares of the common stock of the Company awarded to Executive under the Company’s 1997 Stock Incentive Plan (or any subsequent plan) shall become fully vested.

Definition. “Change in Control” shall mean the occurrence of any of the following events:

•	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

•	A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

•	Had been directors of the Company 24 months prior to such change; or

•	Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

•

Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. Thus, for example, any person who owns less than 50% of the Company’s outstanding shares, shall cause a Change in Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person’s previous holdings, causes the person to hold more than 50% of the Company’s outstanding shares.

The term “Change in Control” shall not include the Company’s initial public offering or a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

Employment with Nanogen is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. However, Nanogen agrees to prepare and execute a severance agreement with you in the event of termination of your employment for any reason other than Cause or if you terminate your employment with Nanogen for Good Reason. Under such severance agreement, Nanogen or its successor shall pay you six (6) months of your base annual compensation and cover your health insurance benefit plan for 6 months. As used herein, “Cause” shall mean any act that violates this agreement or the employment policies of Nanogen or any willful misconduct by you that may result in harm to Nanogen or its employees, directors or customers. The term “Good Reason” shall mean a material reduction, which is not corrected within thirty (30) days by Nanogen after receipt of notice from you, in your duties, reduction in compensation except as part of, and at the same percentage as, an across the board reduction of the compensation of the senior management team, and relocation of your office more than thirty (30) miles from your original place of employment with Nanogen.

The terms of this letter supercede and replace any other agreement between you and Nanogen. The terms of your employment cannot be changed except by an agreement in writing signed by you and an authorized representative of Nanogen.

Sincerely yours,

/s/ HOWARD C. BIRNDORF
Howard C. Birndorf

I accept the terms and conditions set forth in this letter.

/s/ DAVID G. LUDVIGSON
David G. Ludvigson